                                                                    EXHIBIT 99.1


[KELLOGG'S NEWS RELEASE LETTERHEAD]


                 KELLOGG COMPANY ADDS NEW GROWTH OPPORTUNITIES
                  WITH ACQUISITION OF WORTHINGTON FOODS, INC.

     BATTLE CREEK, Mich. -- Kellogg Company announced today that it has reached an agreement to acquire Worthington Foods, Inc., the world's largest company devoted solely to the manufacturing and marketing of vegetarian and other healthful foods. The purchase price is $24 for each of Worthington's approximately 12.8 million shares outstanding or approximately $310 million. Kellogg expects to complete the transaction by year end.

     Worthington Foods, based in Worthington, Ohio, is expected to have sales in excess of $170 million this year, more than a 20 percent increase over 1998. Worthington specializes in manufacturing and marketing products in the high-growth meat alternative category, including veggie burgers and meatless sausage, chicken, and hot dog products. Its brands include Morningstar Farms(R), Natural Touch(R), Worthington(R), and Loma Linda(R).

     "This acquisition creates a new high-growth earnings stream for Kellogg Company," said Carlos M. Gutierrez, Kellogg's president and chief executive officer. "We are committed to expanding this business and building the consumer base. Worthington leads the meat alternative category in the United States and we plan to strengthen its leadership position by aggressively investing in new products, marketing and sales."

     Dale E. Twomley, president and chief executive officer of Worthington Foods, said: "We are pleased to join a company with Kellogg's reputation and resources. Kellogg and Worthington were both founded on a belief in the value of a healthy diet, and the two companies share a strong commitment to providing great-tasting, healthful products that are leaders in their categories. Becoming a part of Kellogg will greatly accelerate Worthington's growth potential."

     Kellogg Company, with sales of $6.8 billion, is the world's leading producer of cereal and a leading producer of convenience foods, including toaster pastries, cereal bars, and frozen waffles.


                                      ###